LETTER AGREEMENT


         THIS LETTER AGREEMENT (the "Letter") is entered into this 7th day of December, 2000 by and between MINING SERVICES INTERNATIONAL CORPORATION, a Utah corporation ("MSI"), O'Brien Design Associates, Inc., a Delaware corporation ("ODA" and collectively with MSI, the "Company"), JOHN P. O'BRIEN and MARTHA M. O'BRIEN, spouse of John P. O'Brien, and collectively with John P. O'Brien, the "O'Briens."

         WHEREAS, the Company desires to sell certain of its assets pursuant to that certain Asset Purchase Agreement (the "Agreement") by and among Union Espanola de Explosivos S.A., a Spanish S.A. ("UEE-Spain"), Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ("UEE-MSI"), UMSI Acquisition Co., a Delaware corporation (together with UEE-Spain and UEE-MSI, collectively known as "UEE") and the Company, dated November 30, 2000 (the "Transaction").

         WHEREAS, O'Briens have agreed that in order to facilitate the completion of the Transaction and to induce UEE to enter into the Transaction, they will become employees of UEE, and enter into agreements related to such employment satisfactory to UEE.

         Accordingly, the parties agree as follows:

         1. Effective Date. This Letter will become effective only upon the occurrence of the later of the following events (the date such later event occurs to be known as the "Effective Date"): (i) the Closing of the Transaction, as that term is defined in Section 1.1 of the Agreement (the "Closing"); and
(ii) O'Briens entering into the employ of UEE and executing the agreements required by UEE to become equity holders in UEE-MSI.

         2. Purchase of the Company's Shares. The Company hereby agrees, that upon the Closing Date and in connection with the Closing, if all other conditions to the Closing have been satisfied, that in consideration and as inducement for O'Briens entering into an agreement of employment with UEE in order to facilitate the consummation of the transaction between the Company and UEE, and in consideration for O'Briens waiving rights in contracts and agreements between O'Briens and the Company and releasing potential claims of the O'Briens against the Company as stated herein, and for other good and valuable consideration, the Company will purchase 28,009 shares of the Company's common stock held by O'Briens, for NINE DOLLARS AND NINETY-TWO CENTS ($9.92) per share in readily available funds, for a total consideration of TWO HUNDRED SEVENTY-SEVEN THOUSAND EIGHT HUNDRED FORTY-NINE DOLLARS AND 28/100 ($277,849.28). O'Briens hereby agree that this Section 2 fully satisfies all obligations of the Company regarding the Company's stock held by O'Briens contained in any document relating to the purchase by the Company of the stock of ODA, including that certain Stock Purchase Agreement by and between the Company and ODA. In connection with the sale of the Company's shares to the Company, O'Briens must be available to effectively endorse stock certificates, or have made arrangements satisfactory to the Company for the transfer of the stock certificates.

         3. Deferred Compensation. The parties acknowledge that UEE has agreed to pay a certain "deferred compensation" to John P. O'Brien, pursuant to terms and conditions established between UEE and John P. O'Brien. John P. O'Brien hereby acknowledges that UEE is solely responsible for any "deferred compensation" obligation, and hereby waives any claim against the Company in connection therewith.


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         4. Termination of Existing Contracts, Arrangements and Agreements.

         (a) O'Briens hereby agree that all agreements, arrangements and contracts, whether written or oral, relating to their current employment or service on behalf of or for the benefit of the Company in any capacity, or any of its subsidiaries and affiliates, including, without limitation: all compensation arrangements, all stock option or other agreements to purchase stock of MSI of any kind, future participation in any employee benefit plan (including any 401(k) or retirement plans) or insurance agreement, all agreements regarding any automobiles or automobile use (except to the extent such agreements are expressly assumed by UEE), and any and all employment agreements, golden parachute agreements, etc. shall be terminated as of the Closing Date, as that term is defined in Section 1.1 of the Agreement (the "Closing Date"). O'Briens covenant and agree that they will not enter into any agreement, arrangement or contract inconsistent with this Letter.

         (b) Notwithstanding the foregoing, the Company acknowledges that O'Briens are entitled to receive any compensation they have accrued and which is payable to them as employees of the Company through the Closing Date. O'Briens are further entitled to receive any other benefits they are entitled to under the Company's employee benefit plans that are determined to be accrued or vested and owed to them through the Closing Date, except for those benefits being assumed by UEE, which shall become the sole obligation of UEE. All confidentiality agreements of any kind between O'Briens and the Company or any of its subsidiaries or affiliates in relation to any of the business of the Company that is being retained continues in full force and effect according to the terms of such agreement. To the extent that all tests for indemnification are satisfied, John P. O'Brien is entitled to be indemnified by the Company in accordance with the Company's bylaws in a claim by a third party for actions by John P. O'Brien occurring before the Closing Date. Similarly, to the extent that a claim by a third party for actions by John P. O'Brien occurring prior to the Closing Date is determined to be covered under a directors and officers insurance policy of the Company, John P. O'Brien is entitled to the protection afforded him under that policy.

         5. Release of Claims. Except as necessary to enforce the terms of this Letter and as expressly set forth in Sections 2 and 4(b) of this Letter, and in exchange for and in consideration of the premises, covenants and agreements set forth herein, O'Briens hereby release the Company and its respective officers, directors, stockholders, partners, members, affiliates, representatives, trustees, agents, employees, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and the Company hereby releases O'Briens, to the maximum extent permitted by law from any and all manner of claims, demands, causes of actions, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which are based on the employer/employee relationship between the O'Briens and the Company or its affiliates that arise from facts or events occurring prior to the Closing Date, including, but not limited to, any claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, and all other federal, state and local laws, and any claim for attorneys' fees or costs incurred in pursuing any legal claim.

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         6. O'Briens Conduct and Confidentiality. As an agreed upon material term of this Letter, O'Briens covenant and agree that they shall not, under any circumstance or to any person, including employees or persons affiliated with UEE in any manner, make any disparaging remarks about the Company, any of its shareholders or members of its board of directors, or any retained business of the Company, including the West Africa Chemicals ("WAC") operations. O'Briens further covenant and agree to completely refrain from saying or doing anything that could in any way hold any of the previously named parties up to disrepute in the eyes of any other person or entity or that could in any way interfere with the current or future business plans or activities of such named parties. O'Briens agree to hold confidential and not reveal to any person, including any employee or person affiliated with UEE in any manner, under any circumstance or for any reason, any information related in any way to the retained business and assets of the Company, including the WAC operations. The foregoing shall not restrict the O'Briens from disclosing information required to be disclosed by applicable law or court or governmental order. The foregoing notwithstanding, the O'Briens shall be permitted and hereby agree (i) to disclose to MSI information which they would otherwise be required under this Section to keep confidential, if such information is properly disclosable to MSI under a technology licensing agreement entered into in the future between UEE and MSI, and (ii) as employees of UEE to comply with the provisions of such an agreement requiring employees of UEE to disclose information to MSI or its designee. O'Briens covenant and agree that they will abide by the terms of this Section 6 both during their employment with the Company or UEE and after the termination of the employment relationship with either the Company or UEE for any reason provided, however, that in any event the O'Briens' obligations under this
Section 6 shall expire five (5) years from the Effective Date.

         7. ODA-MSI Agreements. Notwithstanding any other language in this Letter, the following documents, which relate to the sale of ODA stock to MSI, continue in full force and effect in all respects which can be construed to continue. Further, O'Briens and ODA, by signing this Letter, do hereby expressly consent to the transfer or assignment in any manner of such agreements by MSI to UEE to effect the consummation of the transaction between MSI and UEE: 1- Stock Purchase Agreement entered into on October 30, 1998, by and among MSI, ODA, John
P. O'Brien and Martha M. O'Brien. 2- Confidentiality, Non-Competition and Employee Invention Agreement, dated October 30, 1998, by and among MSI, ODA and John P. O'Brien. 3- Confidentiality, Non-Competition and Employee Invention Agreement, dated October 30, 1998, by and among MSI, ODA and Martha M. O'Brien. 4- Agreement Regarding Right of First Refusal, dated October 30, 1998, by and among ODA and John P. O'Brien and Martha M. O'Brien regarding the O'Brien's interest in Detotec, Inc., a Delaware corporation. 5- Agreement Regarding Right of First Refusal, dated October 30, 1998, by and among ODA and John P. O'Brien and Martha M. O'Brien regarding the O'Brien's interest in Shock Tube Systems, Inc., a Delaware corporation.


         8.       Other Provisions.

         8.1 Entire Agreement. This Letter contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         8.2 Waivers and Amendments. This Letter may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right,

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power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         8.3 Governing Law; Venue. This Letter shall be governed and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such State. The parties submit themselves to the jurisdiction of the Federal and state courts located in Utah and agree to commence any lawsuit arising under or relating to this Letter in such courts.

         8.4 Assignment. This Letter, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party, except that the Company may assign this Letter to any of its subsidiaries or affiliates without O'Brien's consent provided such assignment does not diminish any of the O'Brien's duties, positions, benefits, rights or obligations hereunder.

         8.5 Counterparts. This Letter may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.6 Headings; Interpretation. The headings in this Letter are for reference purposes only and shall not in any way affect the meaning or interpretation of this Letter. The use of the word "including" in this Letter shall be construed to mean "including without limitation."

         8.7 Joint Preparation. O'Briens and the Company agree that this Letter is the product of joint negotiation and drafting, and both parties have had the opportunity to consult with counsel regarding its provisions.


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         IN WITNESS WHEREOF, the parties have executed this Letter as of the date first above written.


                                    MINING SERVICES INTERNATIONAL CORPORATION
                                            a Utah corporation


                                    By: /s/___________________________________
                                    Name: John T. Day
                                    Title: President



                                    O'BRIEN DESIGN ASSOCIATES, INC.
                                            a Delaware corporation



                                    By: /s/___________________________________
                                    Name: Duane W. Moss
                                    Title: Secretary




                                    ______/s/_________________________________
                                    John P. O'Brien, an individual




                                    ______/s/_________________________________
                                    Martha M. O'Brien, an individual




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